EXHIBIT 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL ELECTS CHRIS A. DAVIS TO BOARD OF DIRECTORS

DALLAS, TEXAS March 10, 2005 — Aviall, Inc. (NYSE:AVL) today announced that Chris A. Davis, Chairman and Chief Executive Officer of McLeodUSA Incorporated, has been elected a member of Aviall’s Board of Directors. Ms. Davis’ election expands Aviall’s board to ten members.

Ms. Davis joined McLeodUSA in August 2001 as Chief Operating and Financial Officer and a member of the Board of Directors, as well as a member of the Board’s Executive Committee. She was named Chairman and Chief Executive Officer in April 2002. Prior to joining McLeodUSA, she served from May 2000 to August 2001 as Executive Vice President and Chief Financial and Administrative Officer of ONI Systems, a leading manufacturer of optical networking equipment (subsequently acquired by Ciena Corporation). From July 1993 through April 2000, Ms. Davis was Executive Vice President, Chief Financial and Administrative Officer, a member of the Office of the Chief Executive and a member of the Board of Directors for Gulfstream Aerospace Corporation. Before joining Gulfstream in 1993, Ms. Davis spent 17 years at General Electric Company, where she held various managerial and executive positions in finance.

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AVIALL ELECTS CHRIS A. DAVIS TO BOARD OF DIRECTORS

In April 2003, Ms. Davis was awarded a national 2003 StevieTM Award for “Best Executive” in the inaugural ceremony for the American Business AwardsSM, the first national, all-encompassing awards program honoring great performances in the workplace. In 1999, CFO magazine recognized Ms. Davis with its “CFO Excellence Award” in the Revenue Growth category. In 1997, she was named one of the “Top 25 Managers of the Year” by Business Week magazine and in 1996, she was selected as one of “The 50 Most Wanted in Finance” by Global Finance magazine.

“Chris Davis’ outstanding record of achievement and financial experience make her a wonderful addition to the Aviall Board,” said Paul E. Fulchino, chairman, president and chief executive officer of Aviall, Inc. “We look forward to her advice and counsel and I am confident that Chris will provide a strong contribution to the Board.”

Ms. Davis serves on the Board of Directors for Cytec Industries Inc. (NYSE: CYT), IMG Worldwide, Inc., Rockwell Collins, Inc. (NYSE: COL) and Wolverine Tube, Inc. (NYSE: WLV) and is a Special Limited Partner of Forstmann Little & Co. She is also a member of the Iowa Business Council, a non-profit, non-partisan organization including the leaders of Iowa’s largest employers serving as a catalyst for economic development.

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About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 400,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.